UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2011

SINGLE TOUCH SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2235 Encinitas Boulevard, Suite 210, Encinitas, California 92024
(Address of principal executive offices) (Zip Code)

(760) 438-0100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entity into a Material Definitive Agreement.

The information set forth under Item 5.02 below regarding the Quinn Agreement is incorporated by reference.

Such summary of the material terms of the Quinn Agreement does not purport to be a complete description of all terms and is qualified in its entirety by the full text of the Quinn Agreement.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2011, John Quinn became our Chief Financial Officer.  Our interim Chief Financial Officer had been James Orsini, who will continue to serve us as our Chief Executive Officer and President.

From 2010 to September 2011, Mr. Quinn served as Principal of ParenteBeard, LLC, an accounting and consulting firm performing auditing (attest), financial statement, taxation, and consulting services, where he was co-head and creator of the Transaction Advisory Services group, focusing on consulting in the areas of M&A and international tax services.  From 2004 to 2009 he was Chief Financial Officer of (and from 2009 to 2010 was a consultant on transactions for) Financial Dynamics in New York, a unit of the global strategic business and financial communications consulting firm which was acquired in 2006 by, and now operates as the strategic communications division  of, FTI Consulting, Inc.  Mr. Quinn, age 48, received a bachelor of science in accounting degree from the State University of New York and a master of business administration degree from Columbia Business School (Columbia University), and is a certified public accountant.

Mr. Quinn will work for us from our newly-established New Jersey office.

Pursuant to our hire letter agreement with him dated September 26, 2011 (the “Quinn Agreement”), we will pay Mr. Quinn an annual salary of $225,000.  The Quinn Agreement also calls for successive one-year renewals unless either party elects against renewal.  Mr. Quinn can also receive discretionary cash bonuses.

We also agreed to grant Mr. Quinn 100,000 shares of our common stock under our 2009 Employee and Consultant Stock Plan, subject to the following restriction:  all of such shares shall be forfeited to us if Mr. Quinn’s employment with us ceases for any reason; provided, that such restriction and risk of forfeiture shall cliff-lapse on December 25, 2011.

We also agreed to grant Mr. Quinn a total of 1,500,000 upfront stock options under our 2008 Stock Option Plan with 500,000 of the options (at an exercise price of $0.65 per share) vesting after one year of service, 500,000 of the options (at an exercise price of $0.90 per share) vesting after two years of service and 500,000 of the options (at an exercise price of $0.90 per share) vesting after three years of service.

As contemplated by the Quinn Agreement, we awarded such shares and granted such stock options to Mr. Quinn with an effective date of September 26, 2011.

Under the Quinn Agreement, if Mr. Quinn is terminated without cause or due to his disability, or if he resigns for good reason (all as defined in the Quinn Agreement) or if we elect not to renew his employment term, then upon giving us a release he shall be entitled to six months of salary continuation and six months of COBRA premiums payments.  Also, vesting of his stock options shall accelerate if Mr. Quinn is terminated without cause or if he resigns for good reason, or if we are acquired.

Mr. Quinn agreed in the Quinn Agreement not to compete with us for the duration of his employment with us and for 12 months thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       September 28, 2011

SINGLE TOUCH SYSTEMS INC.

By:	/s/ James Orsini
Name:	James Orsini
Title:	Chief Executive Officer and President